EXHIBIT 99.1

FOR IMMEDIATE RELEASE

NovaDel Reports Second Fiscal Quarter Results

•	Positive study results announced for Zensana™ (ondansetron oral spray) by our partner, Hana Biosciences
•	Zensana™ studies provide most extensive clinical evaluation of NovaDel’s oral spray technology
•	Two additional patents issued by U.S. Patent Office
•	Jan Egberts, M.D. assumes positions of President, CEO and Chairman of the Board

Flemington, NJ, March 16, 2006 - NovaDel Pharma Inc. (AMX: NVD) reported results for its second fiscal quarter ended January 31, 2006.

For the three months ended January 31, 2006, the net loss was $2.8 million, or seven cents per share, compared to a net loss of $2.6 million, or eight cents per share, in the same period last year. Increased research and development expenses in the second quarter of fiscal 2006 were driven by expenditures related to the development of the company’s product pipeline. General and administrative expenses for the quarter remained flat compared to the same period last year, as $0.3 million of non-cash stock compensation charges that the company is required to recognize beginning in FY 2006 associated with the adoption of FASB Statement No. 123R “Share-Based Payment” were largely offset by a decrease related to a non-cash charge recorded in the three months ended January 31, 2005 for restricted shares of our common stock awarded to a consultant. In prior periods, stock compensation charges were not recorded in the statement of operations, but were instead reflected in the notes to the financial statements. Cash, cash equivalents and short-term investments as of January 31, 2006 were $2.9 million.

For the six months ended January 31, 2006, the net loss was $5.4 million, or thirteen cents per share, compared to a net loss of $4.8 million, or fourteen cents per share, in the same period last year. The factors impacting research and development and general and administrative expenses for the six months ended January 31, 2006 were largely the same as those described above for the three months ended January 31, 2006.

Recent Company highlights include:

•

Announcement of positive study results of the pivotal clinical trials for Zensana™ Ondansetron Oral Spray, by our partner, Hana Biosciences. The studies demonstrated Zensana™ 8mg dose is statistically bioequivalent to the current commercially available 8mg tablet (Zofran®). It is anticipated that bioequivalence will be one of the key clinical requirements for approval by the FDA. Hana Biosciences is currently targeting the U.S. commercial launch in 2007.

•

The Zensana™ pivotal clinical trials are the largest clinical trials conducted to date utilizing NovaDel’s proprietary oral spray drug delivery system. These studies reconfirmed the ability of NovaDel’s oral spray technology to deliver drug more conveniently and faster into the bloodstream.

•

Completed two pre-Investigational New Drug Application (IND) meetings with the Food and Drug Administration (FDA), including meetings for the Company’s sumatriptan (Imitrex®) and zolpidem (Ambien®) product candidates. In addition, NovaDel participated in a pre-IND meeting with its partner Hana Biosciences, Inc. (“Hana Biosciences”) for Zensana™.

•	Filing of the IND for ondansetron (Zensana™) by our partner, Hana Biosciences, Inc.

•	Appointment of Jan Egberts, M.D. to the positions of President and Chief Executive Officer on December 23, 2005 and Chairman of the Board on January 17, 2006.

•

Issuance of two patents by the U.S. Patent and Trademark Office that further strengthens our intellectual property position in the oral delivery of pharmaceuticals. The issued patents cover the use of multiple classes of drugs in oral sprays, including those for the treatment of pain, central nervous system disorders, and for anesthesia under our oral spray delivery system.

“In recent months, we have made substantial progress in the clinical, regulatory and operational areas of our business,” commented Dr. Jan Egberts, NovaDel’s Chairman, President, and CEO. “Most importantly, we made great strides in the development of several of our proprietary and partnered product candidates. This progress continues to build the foundation for what we believe is a very promising future for NovaDel. We are particularly looking forward to two potential key regulatory milestones in the second quarter, including the approval of NitroMist™, our nitroglycerin product candidate partnered with Par Pharmaceutical and the submission of the NDA for Zensana™ by our partner Hana Biosciences.”

NitroMist™ is a pending trademark of Par Pharmaceutical Companies, Inc.

Zensana™ is a pending trademark of Hana Biosciences, Inc.

Ambien® is a registered trademark of Sanofi-Aventis.

Imitrex® is a registered trademark of GlaxoSmithKline, Inc.

About NovaDel Pharma, Inc.

NovaDel Pharma Inc. is a specialty pharmaceutical company engaged in the development of novel drug delivery systems for prescription and over-the-counter drugs. The Company’s proprietary oral spray technology delivery system offers the patient the potential for (i) fast onset of action; (ii) improved drug safety by reducing the required drug dosage and reducing side effects; (iii) improved patient convenience and compliance; and (iv) enhanced dosage reliability. The Company plans to develop such products independently and through collaborative arrangements with major pharmaceutical and biotech companies. To find out more about NovaDel Pharma Inc. (AMEX:  NVD), visit our website at www.novadel.com.

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Except for historical information contained herein, this document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks and uncertainties that may cause the Company’s actual results or outcomes to be materially different from those anticipated and discussed herein including, but not limited to, the successful completion of its pilot pharmacokinetic feasibility studies, the ability to develop products (independently and through collaborative arrangements), the ability to commercialize and obtain FDA and other regulatory approvals for products under development and the acceptance in the marketplace for lingual spray products. Further, the Company operates in industries where securities may be volatile and may be influenced by regulatory and other factors beyond the Company’s control. Important factors that the Company believes might cause such differences are discussed in the risk factors detailed in the Company’s most recent Annual Report and Registration Statements, filed with the Securities and Exchange Commission. In assessing forward-looking statements contained herein, if any, the reader is urged to carefully read all cautionary statements contained in such filings.

For further information:
NovaDel Pharma Inc.

Michael Spicer, (908) 782 – 3431, ext. 2550

or

MacDougall Biomedical Communications

Chris Erdman, (508) 647 – 0209, ext. 14